Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Separation Agreement and General Release (“Agreement”), by and between Britton Russell (“Employee” or “you”) and Michael Kors (USA), Inc. (together with all of its affiliates, the “Company”).

1. Employee acknowledges that Employee’s employment with the Company is being terminated effective June 13, 2014 (the “Termination Date”), and that after the Termination Date you shall not represent yourself as being an employee, officer, agent or representative of the Company for any purpose. The Termination Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through any “Company Entities” (as defined in paragraph 4 hereof), including but not limited to the Company’s 401(k) Plan, except for coverage with respect to medical benefits which shall continue as provided in paragraph 2 hereof.

2. In exchange for your waiver of claims against the Company Entities and compliance with all the other terms and conditions of this Agreement, the Company agrees, for a period of six (6) months commencing with the Termination Date, to provide you with continuation of (i) your base compensation of $350,000 per annum, which amount shall be payable in substantially equal installments in accordance with the normal payroll practices of the Company (less applicable tax withholdings and other payroll deductions consistent with past practice), and (ii) your medical benefits as in effect prior to the Termination Date. Employee acknowledges that in order to be entitled to the payments and other benefits provided pursuant to this paragraph 2 Employee shall be required to perform his job responsibilities for the Company to the best of his ability through the Termination Date.

3. You acknowledge and agree that the payment provided pursuant to paragraph 2 of this Agreement: (i) is in full discharge of any and all liabilities and obligations of all Company Entities to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, procedure or plan of the Company, other than with respect to the Michael Kors Holdings Limited Omnibus Incentive Plan (hereinafter the “Equity Plan”) and/or any alleged understanding or arrangement between you and the Company; and (ii) is in addition to any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, procedure or plan of the Company (including the Equity Plan) and/or any agreement between you and the Company, other than any policy, plan or procedure relating to severance.

4. (a) From and after the Termination Date you will remain vested in any options and restricted shares previously awarded to you under the Equity Plan that are currently vested and exercisable. In addition, you shall be entitled to vest in any options and restricted shares that will become vested and exercisable in accordance with the terms of the Equity Plan and the applicable award agreements on or prior to the Termination Date. Any unvested options or restricted shares as of the Termination Date shall be forfeited.

     (b) In accordance with the Equity Plan and the applicable award agreements, you shall have ninety (90) days following your Termination Date to exercise your vested options. Any options not exercised by the expiration of this ninety (90) day period will be terminated in accordance with the terms of the Equity Plan and the applicable award agreements. Your vested restricted shares will not expire.

5. (a) In consideration for the payment to be provided you pursuant to paragraph 2 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement (the “Execution Date”).

     (b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of your employment and/or your separation from that employment, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, or the Older Workers Benefit Protection Act, (ii) any claim under Title VII of the Civil Rights Act of 1964 or under the Civil Rights Act of 1991, (iii) any claim under the Americans with Disabilities Act; (iv) any claim under the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law) or the Family and Medical Leave Act; (v) any claim under the New York State or New York City Human Rights Laws; (vi) any other claim of discrimination or retaliation in employment (whether based on federal, state, or local law, statutory or decisional); (vii) any other claim relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (viii) any claim for attorneys’ fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver of claims that may arise after the Execution Date.

6. You acknowledge and agree that you have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against Company Entities in any court or before any administrative or investigative body or agency and/or that you are hereby withdrawing with prejudice any such complaints, charges, or actions that you may have filed against Company Entities. You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in paragraph 5 above.

7. You agree that you will not disparage the Company or its direct or indirect parents, subsidiaries, divisions, affiliates or related business entities, or any of their respective directors, officers or employees. For the purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to the press and/or media, the Company Entities or any individual or entity with whom any of the Company Entities has a business relationship which would impair (i) the conduct of the business of any of the Company Entities or (ii) the business reputation of the Company Entities, provided that nothing herein shall be deemed to prevent you from making statements with regard to competitive products in support of efforts to market such products.

8. (a) You agree that you will cooperate with the Company and/or the Company Entities and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge.

     (b) You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or the Company Entities, you will give prompt notice of such request to the Company’s Senior Vice President of Business Affairs, General Counsel & Secretary at 11 West 42nd Street, New York, New York, 10036 and will make no disclosure until the Company and/or the Company Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

9. (a) You acknowledge that during the course of your employment with the Company and/or any of the Company Entities, you have had access to information relating to the Company and/or the Company Entities and their respective business that is not generally known by persons not employed by the Company and/or the Company Entities and that could not easily be determined or learned by someone outside of the Company and/or the Company Entities (“Confidential Information”). Except as required by law or in connection with any future ethics, legal or other investigation of wrong doing or illegality conducted by any governmental agency, you agree not to disclose or use such Confidential Information at any time in the future and you further agree not to trade in securities of the Company on the basis of material non-public information or disclose material non-public information to others who then trade in securities of the Company on the basis of such information.

     (b) You further agree that, for a period of twenty-four (24) months after the Termination Date, you shall not, directly or indirectly, (A) hire, engage or retain, or aid or assist any other person or entity to hire, engage, or retain (i) any designers of the Company or its affiliates, consultants or licensees, or (ii) any person who held the position of Director or any equivalent or more senior position at the Company or any of its affiliates, consultants or licensees, in each instance who was employed during your employment or within the six-month period prior thereto, or (B) solicit away from the Company or its affiliates or licensees any person or entity that supplied piece goods or designs to, or that manufactured or sold apparel to, the Company or any of its affiliates during the six-month period prior to such termination.

10. You represent that, except as may otherwise be agreed, you have returned (or will return) to the Company all property belonging to the Company and/or the Company Entities, including but not limited to laptop, cell phone, keys, card access to the building and office floors, phone card, computer user name and password, disks and/or voicemail code. You further represent that you have paid all personal charges that may have been made on any Company credit card and submitted accurate expense reports with appropriate documentation of all business expenses through the Last Day of Work. You further acknowledge and agree that Company shall have no obligation to make the payment referred to in paragraph 2 above subsequent to the Termination Date unless and until you have returned all Company property as set forth above, paid all outstanding personal charges on any Company credit card, as well as all business-related expenses for which the Company has previously reimbursed you, and submitted your final expense report and documentation for all charges as set forth above.

11. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. Additionally, you agree that if you breach the terms of paragraphs 5, 6, 7, 8, 9 and/or 10, it shall constitute a material breach of this Agreement as to which the Company Entities may seek all relief available under the law.

12. (a) This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

       (b) Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

13. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

14. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

15. You understand that this Agreement constitutes the complete understanding between the Company and you, and, supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities relating to the subject matter hereof. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Termination Date.

16. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider it for at least twenty-one (21) days; (c) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

17. You understand that you will have at least twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. You may accept this Agreement by signing it and returning it to the Company’s Senior Vice President of Business Affairs, General Counsel & Secretary at 11 West 42nd Street, New York, New York 10036 on or before twenty-one (21) days after delivery. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating your desire to do so in writing delivered to the Company’s Senior Vice President of Business Affairs, General Counsel & Secretary at the address set forth above by no later than 5:00 p.m. on the seventh (7th) day after the Execution Date. The effective date of this Agreement shall be the eighth (8th) day after the Execution Date. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payment referred to in paragraph 2 above, shall be deemed automatically null and void.

Print Name: Britton Russell Date: June 9, 2014

Signature: /s/ Britton Russell

STATE OF New Jersey) ss.:

COUNTY OF Bergan)

On this 9th day of June 2014, before me personally came Britton Russell to me known and known to me to be the person described and who executed the foregoing Agreement, and who duly acknowledged to me that she executed the same.

/s/ Guylaine Rocourt

Notary Public

Michael Kors (USA), Inc.

By: /s/ Joseph B. Parsons Date: June 9, 2014